EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Stoke Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Other	2,000,000(2)	$11.59(3)	$23,170,000	$0.0001531	$3,548

Total Offering Amounts					$23,170,000		$3,548

Total Fee Offsets							—

Net Fee Due							$3,548

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents additional shares of Common Stock reserved for issuance upon the exercise of stock options and the settlement of restricted stock unit awards under the Registrant’s Amended and Restated 2023 Inducement Plan to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $11.59, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on July 2, 2025.